EXHIBIT 10.15

THE GOLDMAN SACHS 1999 STOCK INCENTIVE PLAN
2002 YEAR-END RSU AWARD

          This Award Agreement sets forth the terms and conditions of the 2002 year-end award (this “Award”) of restricted stock units (“2002 Year-End RSUs”) granted to you under The Goldman Sachs 1999 Stock Incentive Plan (the “Plan”).

          1.     The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement, or in the attached Glossary of Terms, have the meanings as used or defined in the Plan.

          2.     Award. The number of 2002 Year-End RSUs subject to this Award is set forth in a statement separately delivered to you (the “Award Statement”). An RSU constitutes an unfunded and unsecured promise of GS Inc. to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, a share of Common Stock (the “Share”) (or cash equal to the Fair Market Value thereof) on a Delivery Date as provided herein. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder, of GS Inc. THIS AWARD IS CONDITIONED ON YOUR SIGNING THE RELATED SIGNATURE CARD AND RETURNING IT TO GS INC. BY THE DATE SPECIFIED ON THE SIGNATURE CARD, AND IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 16. BY SIGNING AND RETURNING THE SIGNATURE CARD (WHICH OPENS THE CUSTODY ACCOUNT REFERRED TO IN PARAGRAPH 3(b)), YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

          3.     Vesting and Delivery.

          (a)     Vesting. Except as provided in this Paragraph 3 and in Paragraphs 4, 6, 7, 10 and 11, on each Vesting Date you shall become vested in the number or percentage of the Shares specified next to such Vesting Date on the Award Statement (which amount may be rounded to avoid fractional Shares). While continued active Employment is not required in order to receive delivery of the Shares corresponding to your outstanding 2002 Year-End RSUs that are or become vested, all other conditions of this Award Agreement shall continue to apply to such vested 2002 Year-End RSUs and the Shares corresponding to such vested 2002 Year- End RSUs will not be delivered unless and until those conditions are satisfied. Unless the Committee determines otherwise, and except as provided in Paragraphs 3(c), 6 or 7, if your Employment terminates for any reason, your rights in respect of all of your 2002 Year-End RSUs with respect to which the Vesting Date has not occurred as of the effective date of such termination shall terminate, and no Shares (or cash) shall be delivered in respect of such 2002 Year-End RSUs.

          (b)     Delivery. Except as provided in this Paragraph 3 and in Paragraphs 4, 6, 7, 10 and 11, on each Delivery Date the number or percentage of Shares specified next to such Delivery Date on the Award Statement (which number of Shares may be rounded to avoid fractional Shares) with respect to your then outstanding 2002 Year-End RSUs shall be delivered. Unless otherwise provided in the Signature Card, the Firm may deliver cash in lieu of all or any portion of the Shares otherwise deliverable on any Delivery Date. Unless otherwise determined by the Committee, or as otherwise provided in this Award Agreement, delivery of Shares shall be effected by book-entry credit to a custody account (the “Custody Account”) maintained by you with The Chase Manhattan Bank or such successor custodian as may be designated by GS Inc. No delivery of Shares shall be made unless you have timely returned the Signature Card. You shall be the beneficial owner of any Shares properly credited to the Custody Account. You shall have no right to any dividend or distribution with respect to such Shares if the record date for such dividend or distribution is prior to the date the Custody Account is properly credited with such Shares. Notwithstanding the foregoing, if a Delivery Date occurs at a time when you are considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then, unless the Committee determines otherwise, delivery of the Shares (or cash) automatically shall be deferred until the first day of the first Window Period after you have ceased to be such a covered employee.

          (c)     Death. Notwithstanding any other provision of this Award Agreement, if you die prior to any Delivery Date, and provided your rights in respect of your 2002 Year-End RSUs have not previously terminated, the Shares (or cash in lieu of all or any part thereof) corresponding to your outstanding 2002 Year- End RSUs shall be delivered to the representative of your estate as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee.

          4.     Termination of 2002 Year-End RSUs and Non-Delivery of Shares.

          (a)     Unless the Committee determines otherwise, and except as provided in Paragraphs 3(c), 6 and 7, your rights in respect of your outstanding 2002 Year-End RSUs the Vesting Date for which has not occurred shall immediately terminate and no Shares (or cash) shall be delivered in respect of such 2002 Year-End RSUs, if at any time prior to the applicable Vesting Date your Employment with the Firm terminates for any reason, or you are otherwise no longer actively employed with the Firm.

          (b)     Unless the Committee determines otherwise, and except as provided in Paragraphs 6 and 7, your rights in respect of all of your 2002 Year-End RSUs (whether or not vested) shall immediately terminate, and no Shares (or cash) shall be delivered in respect of such 2002 Year-End RSUs, if at any time prior to the relevant Delivery Date:

          (i)     you attempt to have any dispute under this Award Agreement resolved in any manner that is not provided for by Paragraph 16; or

          (ii)     any event that constitutes Cause has occurred;

          (iii)     you in any manner, directly or indirectly, (A) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm or (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any such Client or (C) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise; or

          (iv)     you fail to certify to GS Inc., in accordance with procedures established by the Committee, with respect to each relevant Delivery Date that you have complied, or the Committee determines that you in fact have failed as of the relevant Delivery Date to comply, with all the terms and conditions of this Award Agreement. By accepting the delivery of Shares (or cash) under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of this Award Agreement.

          (c)     Unless the Committee determines otherwise, if the Delivery Date in respect of any outstanding 2002 Year-End RSUs occurs, and Shares (or cash) with respect to such 2002 Year-End RSUs would be deliverable under the terms and conditions of this Award Agreement, except that you have not complied with the conditions or your obligations under Paragraphs 3(b) and 4(b), all of your rights with respect to your outstanding 2002 Year-End RSUs shall terminate no later than the Delivery Date for such Shares.

          5.     Repayment. If, following the delivery of Shares (or cash), the Committee determines that all terms and conditions of this Award Agreement in respect of such delivery were not satisfied, the Firm shall be entitled to receive, and you shall be obligated to pay the Firm immediately upon demand therefore, the Fair Market Value of the Shares (determined as of the relevant Delivery Date) and the amount of cash (to the extent that cash was delivered in lieu of Shares) delivered with respect to such Delivery Date and without reduction for any Shares (or cash) applied to satisfy withholding tax or other obligations in respect of such Shares (or cash).

          6.     Extended Absence, Retirement; Downsizing.

          (a)     Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 6(b), if your Employment with the Firm is terminated by reason of Extended Absence or Retirement, and provided your rights with respect to any outstanding 2002 Year-End RSUs have not previously terminated, the condition set forth in Paragraph 4(a) shall be waived with respect to your then outstanding unvested 2002 Year-End RSUs (as a result of which any such then outstanding 2002 Year-End RSUs shall vest), but all other conditions of this Award Agreement shall continue to apply.

          (b)     Without limiting the application of Paragraph 4(b) and Paragraph 4(c), your rights in respect of any outstanding 2002 Year-End RSUs that become vested solely by reason of Paragraph 6(a) immediately shall terminate and no Shares (or cash) shall be delivered in respect of such 2002 Year-End RSUs if, following the termination of your Employment with the Firm by reason of Extended Absence or Retirement and prior to the applicable Vesting Date that otherwise would have occurred had your Employment continued you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, this Paragraph 6(b) will not apply if your termination of employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute an appropriate general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or termination for “good reason” will constitute an “involuntary” termination of employment or a termination of employment by “mutual agreement.”

          (c)     Notwithstanding any other provision of this Award Agreement and subject to your executing a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated by the Firm without Cause solely by reason of a “downsizing,” and provided your rights with respect to any outstanding 2002 Year-End RSUs have not previously terminated, the condition set forth in Paragraph 4(a) shall be waived with respect to your then outstanding unvested 2002 Year-End RSUs (as a result of which any such then outstanding 2002 Year-End RSUs shall vest), but all other conditions of this Award Agreement shall continue to apply. Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or termination for “good reason” will constitute a termination by reason of a “downsizing.”

          7.     Change in Control. Notwithstanding anything to the contrary in this Award Agreement, in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate Employment with the Firm for Good Reason, all Shares underlying all your then outstanding 2002 Year-End RSUs, whether or not vested, (or the Fair Market Value of such Shares in cash) shall be delivered.

          8.     Dividend Equivalents. With respect to each of your outstanding 2002 Year-End RSUs, prior to the delivery of any Shares (or cash in lieu thereof) pursuant to this Award Agreement, at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of the Common Stock the record date for which occurs on or after the Date of Grant, you shall be entitled to receive an amount in cash (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Shares not yet delivered, as if the Shares had been actually delivered; provided, that no such payment in respect of any 2002 Year-End RSUs shall be made if, prior to the time such payment is due, your rights with respect to such 2002 Year-End RSUs have terminated under this Agreement.

          9.     Non-transferability. Except as otherwise may be provided by the Committee, the limitations set forth in Section 3.4 of the Plan shall apply. Any assignment in violation of the provisions of this Paragraph 9 shall be void.

          10.     Withholding, Consents and Legends.

          (a)     The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes (in accordance with Section 3.2 of the Plan).

          (b)     Your rights in respect of your 2002 Year-End RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as defined in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to (i) the Firm’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan; and (ii) deductions from your wages, or another arrangement satisfactory to the Committee, to reimburse the Firm for advances made on your behalf to satisfy certain withholding and other tax obligations in connection with this Award).

          (c)     If you are or become a Managing Director, your rights in respect of the 2002 Year-End RSUs are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.

          (d)     GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.

          11.     Right of Offset. GS Inc. (and any of its affiliates and subsidiaries) shall have the right to offset against the obligation to deliver Shares (or cash) under this Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, or amounts repayable to the Firm pursuant to tax equalization, housing, automobile or other employee programs) you then owe to the

Firm and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

          12.     No Rights to Continued Employment. Nothing in this Award Agreement or the Plan shall be construed as giving you any right to continued Employment by the Firm or affect any right that the Firm may have to terminate or alter the terms and conditions of your Employment.

          13.     Successors and Assigns of GS Inc. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of GS Inc. and its successors and assigns.

          14.     Committee Discretion. The Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

          15.     Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent, except that the Committee reserves the right to accelerate the delivery of the Shares and in its discretion provide that such Shares may not be transferable until the Delivery Date on which such Shares otherwise would have been delivered (and that in respect of such Shares you may remain subject to the repayment obligations of Paragraph 5 in the circumstances under which the Shares would not have been delivered pursuant to Paragraph 4 or Paragraph 6). Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.

          16.     Arbitration; Choice of Forum.

          (a)     Any dispute, controversy or claim between the Firm and you, arising out of or relating to or concerning the Plan or this Award Agreement, shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the AAA) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by you must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This Paragraph is subject to the provisions of Paragraphs 16(b) and (c) below.

          (b)     THE FIRM AND YOU HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO PARAGRAPH 16(a) OF THIS AWARD AGREEMENT. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Firm and you acknowledge that the forum designated by this Paragraph 16(b) has a reasonable relation to the Plan, this Award Agreement, and to your relationship with the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Paragraph 16.

          (c)     The agreement by you and the Firm as to forum is independent of the law that may be applied in the action, and you and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. You and the Firm hereby waive, to the fullest extent permitted by applicable law, any objection which you or the Firm now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Paragraph 16(b). You and the Firm undertake not to commence any action arising out of or relating to or concerning this Award Agreement in any forum other than a forum described in this Paragraph 16. You and the Firm agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon you and the Firm.

          (d)     You irrevocably appoint the General Counsel of GS Inc. as your agent for service of process in connection with any action or proceeding arising out of or relating to or concerning this Award Agreement which is not arbitrated pursuant to the provisions of Paragraph 16(a), who shall promptly advise you of any such service of process.

          (e)     You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Paragraph 16, except that you may disclose information concerning such dispute to the arbitrator or court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

          (f)     You recognize and agree that prior to the grant of this Award you have no right to any benefits hereunder. Accordingly, in consideration of the receipt of this Award, you expressly waive any right to contest the amount of this Award, terms of this Award Agreement, any determination, action or omission hereunder or under the Plan by the Committee, GS Inc. or the Board, or any amendment to the Plan or this Award Agreement (other than an amendment to which your consent is expressly required by Paragraph 15) and you expressly waive any claim related in any way to the Award including any claim based on any promissory estoppel or other theory in connection with this Award and your employment with the Firm.

          17.     Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

          18.     Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

          IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By: Name: Title:	Henry M. Paulson, Jr. Chairman and Chief Executive Officer

Glossary of Terms

Solely for purposes of this award of 2002 Year-End RSUs, the following terms shall have the meanings set forth below. Capitalized terms not defined in this Glossary of Terms shall have the meanings as used or defined in the applicable Award Agreement or the Plan.

     “Cause” means (i) your conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) your engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act); (iii) your willful failure to perform your duties to the Firm; (iv) your violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which GS Inc. or any of its subsidiaries or affiliates is a member; (v) your violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or your material violation of any other Firm policy as in effect from time to time; (vi) your engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm; or (vii) your engaging in any conduct detrimental to the Firm. The determination as to whether “Cause” has occurred shall be made by the Committee in its sole discretion. The Committee shall also have the authority in its sole discretion to waive the consequences under the Plan or any Award Agreement of the existence or occurrence of any of the events, acts or omissions constituting “Cause.”

     “Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of GS Inc.’s stockholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (i) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of adoption of the Plan) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (ii) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (1) were members of the Board on the date of the Award or (2) became directors subsequent to the date of the Award and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as a nominee for director).

     “Client” means any client or prospective client of the Firm to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Firm.

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     “Competitive Enterprise” means a business enterprise that (i) engages in any activity, or (ii) owns or controls a significant interest in any entity that engages in any activity, that, in either case, competes anywhere with any activity in which the Firm is engaged. The activities covered by the previous sentence include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than you and members of your family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.

     “Date of Grant” means the Date of Grant specified on the Award Statement.

     “Delivery Date” means a date within ten (10) business days after the first trading day in January 2006 if that date is during a Window Period or, if that date is not during a Window Period, the first trading day of the first Window Period that begins thereafter

     “Extended Absence” means you are unable to perform for six continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of your occupation, as determined by the Committee.

     “Good Reason” means (i) as determined by the Committee, a materially adverse alteration in your position or in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control, or (ii) the Firm’s requiring your principal place of Employment to be located more than seventy-five (75) miles from the location where you are principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control).

     “Retirement” means termination of your Employment (other than for Cause) on or after the Date of Grant on which (i) the sum of your age, plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds 55 and (ii) you have completed at least 5 full years of service with the Firm (as determined by the Committee in its sole discretion).

     “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

     “Vesting Date” means each Vesting Date specified on the Award Statement.

     “Window Period” means a period designated by the Committee during which an employee of the Firm is permitted to purchase or sell Shares.

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